EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 12, 2004, accompanying the consolidated financial statements included in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-110795, effective February 26, 2004) and on Forms S-8 (File No. 333-115003, effective September 6, 1996; File No. 333-91531, effective November 23, 1999; File Nos. 333-100038 and 333-100039, effective September 24, 2002; and File No. 333-110784, effective November 26, 2003).

/s/ Grant Thornton LLP
Grant Thornton LLP

Cincinnati, Ohio
September 8, 2004